UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2007

NorthWestern Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
125 South Dakota Avenue Sioux Falls, South Dakota (Address of principal executive offices)		57104 (Zip Code)
(605) 978-2908 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On October 30, 2007, NorthWestern Corporation (the “Company”) entered into a Purchase Agreement (“Agreement”) with SGE (New York) Associates (“SGE”) whereby the Company will purchase SGE’s Owner Participant interest in the 700 MW (nominal net capacity) coal-fired steam electric generation unit known as Colstrip Unit 4, a generating facility located in Colstrip, Montana. The transaction involves a transfer by SGE to the Company of its Owner Participant interest in the trust that holds title to SGE’s beneficial interest in a 19.28571% percent undivided interest in Colstrip Unit 4 and a 9.642885% undivided interest in related common facilities. The Company remains the lessee of that interest under the lease from the Owner Trustee following the Company’s acquisition of the Owner Participant interest in the trust. The transaction does not result in any change in control over, or operation of the Colstrip Unit 4. As consideration for SGE’s interest in the trust, the Company will pay $99,583,948.78 upon closing the transaction, which is expected to occur before December 31, 2007.

The Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the descriptions of the terms of the Purchase Agreement in this Item 1.01 are qualified in their entirety by reference to such exhibit.

Item 2.02	Results of Operations and Financial Condition.

On October 31, 2007, NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ-GS: NWEC) (the “Company”) issued a press release discussing the Company’s financial results for the quarter ended September 30, 2007, revising earnings per share guidance for 2007, and announcing that the Company’s Board of Directors declared a regular quarterly dividend of 33 cents per share of common stock payable on December 31, 2007, to common stockholders of record as of December 15, 2007. The press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
10.1*	Purchase Agreement, dated October 30, 2007 between SGE (New York) Associates and NorthWestern Corporation.
99.1*	Press Release dated October 31, 2007

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	________________________________________
Thomas J. Knapp
Vice President, General Counsel and Corporate Secretary

Date: November 2, 2007

Index to Exhibits

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
10.1*	Purchase Agreement, dated October 30, 2007 between SGE (New York) Associates and NorthWestern Corporation.
99.1*	Press Release dated October 31, 2007

* filed herewith